Exhibit 99.1

FOR IMMEDIATE RELEASE

CalAmp Announces Pricing of Common Stock Offering

OXNARD, CA, February 14, 2013 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless communications solutions for a broad array of applications to customers globally, today announced the pricing of an underwritten public offering of 4,500,000 shares of its common stock at $9.25 per share. The underwriters have a 30-day option to purchase, at the same price per share as the underwriters paid for the initial shares, an additional 675,000 shares to cover over-allotments, if any. The offering is expected to close on February 20, 2013, subject to customary closing conditions.

The Company expects to receive net proceeds of $39.0 million, after deducting underwriting discounts and estimated offering expenses, assuming no exercise of the underwriters’ over-allotment option. CalAmp intends to use the net proceeds from the offering to fund a portion of the purchase price for its previously announced pending acquisition of the operations of Wireless Matrix Corporation.

Canaccord Genuity Inc. and B. Riley & Co., LLC are acting as joint book-running managers for the offering. Craig-Hallum Capital Group LLC, Northland Securities, Inc. and First Analysis Securities Corporation are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of the written prospectus supplement forming part of the effective registration statement for the offering.

Copies of the prospectus supplement and accompanying prospectus may be obtained by sending a request to the offices of Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110 at (617) 371-3900 or B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025 at (310) 966-1444. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

About CalAmp Corp.

CalAmp is a leading provider of wireless communications solutions for a broad array of applications to customers globally. The Company’s two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements

Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the proposed automatic federal budget cuts if the scheduled sequester were to take effect in early 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, the ability to finance and consummate the Wireless Matrix acquisition, integration issues that may arise in connection with that acquisition, and other risks or uncertainties that are described in the Company’s Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
VP, Corporate Development	General Information
(805) 987-9000	(424) 238-6249
lasseg@addocommunications.com